Exhibit 99.2

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

CONTINUES EXPANSION IN TEXAS MARKETPLACE

DALLAS, Texas (October 15, 2002) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that the 50/50 joint venture between the Company and Baylor Health Care Systems has purchased a minority interest in Bellaire Surgery Center in Fort Worth, Texas, from Southwest Surgery Center, L.P.  Under the terms of the agreement, the joint venture holds an option to purchase a majority interest in the facility.

Commenting on the transaction, Donald E. Steen, chairman and chief executive officer of United Surgical Partners International, said, “Bellaire Surgery Center is a 8,660-square-foot center with four operating rooms.  Its high quality staff and physicians, excellent reputation, and potential for growth, complement Baylor Health Care System’s and United Surgical Partners International’s existing network of 13 facilities in the Dallas/Fort Worth area.  The expansion of facilities in this market further enhances the opportunities for economies of scale and the provision for high quality services at competitive prices.”

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 63 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 25 domestic facilities are jointly owned with 10 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-